Exhibit 99.1
SCHEDULE I
The Eugene Melnyk Registered Retirement Savings Plan

		Per Share
Trade Date	Shares	Average Price	Nature of Transaction
November 10, 2008	15,000	CAD $10.0729	Open market sale
November 11, 2008	80,100	CAD $10.3689	Open market sale